EXECUTION COPY

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into this 7th day of March, 2008 (the “Effective Date”), by and among Saint Joseph’s at East Georgia, Inc., a Georgia non-profit corporation (“Purchaser”) and Pacer Health Management Corporation of Georgia, Inc., a Georgia corporation (“Seller”).

Preamble

WHEREAS, prior to the date hereof Seller operated the acute care hospital commonly known as the Minnie G. Boswell Memorial Hospital located at 1201 Siloam Road, Greensboro, Greene County, Georgia (the “Acute Care Hospital”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated of even date herewith to be effective as of the Effective Time, by and between Purchaser and Seller, Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller substantially all of the rights, assets and goodwill used in Seller’s operation of the Hospital (the “Purchase Agreement”);

WHEREAS, Seller possesses extensive knowledge and experience regarding the operation of the Healthcare Business (as defined below);

WHEREAS, Seller controls a significant amount of the goodwill of the Hospital, which goodwill is being purchased by Purchaser as an integral and essential part of the Purchase Agreement;

WHEREAS, Seller has intimate knowledge of the Confidential Information and Trade Secrets (each as defined below), which if exploited by Seller in contravention of this Agreement, would adversely and irreparably affect the ability of Purchaser to derive benefit or value from the assets, business and goodwill purchased under the Purchase Agreement;

WHEREAS, Purchaser desires to secure Seller's agreement not to compete and not to disclose any Confidential Information or Trade Secrets, and Seller is willing to make such commitments, all on the terms and conditions set forth in this Agreement;

WHEREAS, the execution and delivery of this Agreement, which are contemplated by Sections 2.6(l), 5.14 and 8.4 of the Purchase Agreement, is a condition to Purchaser’s obligation to close the transactions contemplated by the Purchase Agreement and is a material inducement for Purchaser to enter into and perform the Purchase Agreement;

WHEREAS, pursuant to Section 12.1 of the Purchase Agreement a mutually agreed upon portion of the purchase price paid by Purchaser for the Hospital was paid in consideration for the agreements of Seller set forth in this Agreement; and

WHEREAS, Seller desires to enter into and perform this Agreement to facilitate consummation of the Purchase Agreement, which represents sufficient consideration for the obligations hereunder.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained in this Agreement, and for other good and valuable consideration, including Purchaser's acquisition of the Acquired Assets from Seller under the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Definitions.

(a)

Capitalized terms used but not defined within this Agreement shall have the meanings for such terms that are set forth in the Purchase Agreement.

(b)

“Affiliate” means

(i)

a Person controlling, controlled by or under common control with, another Person, and

(ii)

any Person capable of being controlled by the Seller or the Hospital,

with “control” having the meaning provided by Rule 405 of the Securities Act of 1933, as amended, as in effect on the date of this Agreement.

(c)

“Confidential Information” means any confidential or proprietary business information, other than Trade Secrets, regarding the Acquired Assets or the Hospital that is not generally disclosed by practice or authority to persons not employed by Purchaser.  Confidential Information shall include, but not be limited to, the following with respect to the Acquired Assets and the Hospital: (i) business or operating plans, strategies, know-how, portfolios, prospects or objectives; (ii) structure, products, product development in progress as of the date hereof, technology, distribution, sales, advertising services, support and marketing plans, practices, and operations; (iii) methods of pricing, costs and details of services; (iv) financial condition and results of operations; (v) the performance of any accounts; (vi) research and development, operations or plans; (vii) lists of patients, medical directors, attending physicians, allied healthcare professionals and payors (including, without limitation, the identity of patients, addresses, and any other characteristics of such Persons); (viii) information received from third parties under confidential conditions; (ix) management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees, management and contractors); (x) personnel and compensation policies; (xi) operating policies and manuals; (xii) financial records and related information; (xiii) computer aided systems, software, strategies and programs; (xiv) financial data, formulas, patterns, compilations, studies, strategies, methods, techniques, processes and system analyses; or (xv) other valuable financial, commercial, business, technical and marketing information related to, or any of the products or services made with respect to, the Acquired Assets or the Hospital, developed or sold by Seller or Purchaser.  This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

(d)

“Employee” means any individual who was employed by Seller at anytime within six (6) months prior to the Effective Date and who is offered employment by the Purchaser and accepts such employment with the Purchaser on the Effective Date in connection with the operation of the Hospital, and for the avoidance of doubt, shall not include any individual employed by Seller who was not offered employment by the Purchaser on or before the Effective Date.

(e)

“Healthcare Business” means any hospital business, other healthcare business incident to the operation of a hospital business, or other healthcare business or service that requires a certificate of need (or comparable governmental authorization) under applicable Georgia law, excluding the operation of physician practices through the Family Medical Associates Clinic and the Lakeside Medical Center.

(f)

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other legal entity, or a governmental entity or any department, agency or political subdivision thereof.

(g)

“Provider” means any healthcare provider, including, but not limited to, physicians, physician groups, hospitals, allied healthcare professionals, contractors and consultants, that has contracted with Seller to provide healthcare services to the Hospital’s patients and that provides healthcare services to Purchaser immediately following the Closing Date.

(h)

“Territory” means Greene County, Georgia and any county contiguous to Greene County, Georgia.

(i)

“Trade Secret” means all information pertaining to the Acquired Assets and the Hospital, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists, a list of actual customers, or a list of actual contractors, consultants and suppliers, which is not commonly known by or available to the public and which information: (A) derives independent economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  “Trade Secret” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Purchaser or Seller.  Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Uniform Trade Secrets Act, as enacted by the State of Georgia, or any other applicable law protecting trade secrets or other confidential information.

2.

Non-Disclosure of Trade Secrets and Confidential Information.

(a)

Seller shall not and shall cause each of its employees, agents, representatives and Affiliates to not, at any time after the execution of this Agreement, directly or indirectly, (i) transmit or disclose any Trade Secret to any Person, concern or other entity, or (ii) make use of any such Trade Secret for its, his or her own benefit, without the prior written consent of Purchaser.

(b)

Seller shall not and shall cause each of its employees, agents, representatives and Affiliates to not, for a period of five (5) years after the execution of this Agreement, directly or indirectly, (i) transmit or disclose any Confidential Information to any Person, concern or other entity, or (ii) make use of any such Confidential Information for its, his or her own benefit without the prior written consent of Purchaser.

(c)

Notwithstanding the foregoing, Seller may disclose or use any Confidential Information to the extent, and only to the extent, that such Confidential Information (i) is, or becomes part of, the public domain other than as a result of Seller’s or any of its employees, agents, representatives or Affiliates breach of the confidentiality provisions of any contract (including this Agreement); (ii) is required to be disclosed by law, provided that, to the extent practicable, the disclosing or using party must give Purchaser reasonable advance written notice of the proceeding resulting in such order, so that Purchaser may seek a protective order if it chooses to do so (except that the foregoing proviso shall not apply to any filing required of Seller or it Affiliates by the Securities and Exchange Commission (it being understood that any such filing may include the filing of a copy of this Agreement)), (iii) to the Seller’s financing sources and their respective directors, officers, employees or representatives who are informed by the Seller of the confidential nature of the Confidential Information and have a confidentiality obligation to the Seller; or (iv) is provided to the disclosing or using party by a third party who has not done so in breach of a confidentiality obligation of that third party.

(d)

Seller shall convey to Purchaser all right, title, and interest in the Trade Secrets and Confidential Information maintained by Seller as of the date hereof and shall not retain any copies of any such materials after the Effective Time.

(e)

The restrictions of this Section 2 shall apply regardless of whether the Trade Secret or Confidential Information is in written, graphic, computer, recorded, photographic or any machine-readable form, is orally conveyed to or is otherwise known by Seller.

3.

Non-Competition; No Interference.  Seller acknowledges that the Confidential Information and Trade Secrets in its possession would enable Seller to establish goodwill with the patients, attending physicians, allied healthcare professionals, medical directors, and suppliers who provide products and services on behalf of the Hospital or who receive medical services from the Hospital, and that the Confidential Information and Trade Secrets constitute a valuable asset being acquired by Purchaser.  Seller further acknowledges that it has developed relationships with certain of the Hospital’s patients and potential patients, attending physicians, allied healthcare professionals, medical directors, suppliers, contractors, and consultants.  For a period of five (5) years from the Effective Date, Seller agrees that neither Seller nor any employee, agent, representative or Affiliate of Seller shall directly or indirectly:

(a)

Engage in, render services to or acquire an interest, as manager, employee, officer, consultant, owner or partner, or through stock ownership (other than holding less than two percent (2%) of the outstanding equity securities of a Person having securities that are listed for trading on a national securities exchange), or otherwise either alone or in association with any Affiliate, in any business that engages in the Healthcare Business within the Territory; or

(b)

Induce or attempt to induce knowingly any customer, patient, physician, allied healthcare professional, supplier or other Person having business or patient relations with the Hospital to breach an existing contract with Purchaser or take any other action intended to damage the relationship between any customer, patient, physician, allied healthcare professional, supplier or other Person having business relations with the Hospital.

4.

Non-Solicitation and No-Hire.

(a)

Seller acknowledges and agrees that Seller provides healthcare services through a network of Persons that includes both Employees and Providers.  Seller further acknowledges and agrees that Seller’s arrangements, agreements, relationships, and goodwill with these Employees and Providers and the services provided by such Employees and Providers are integral to the operations of the Hospital and that the loss of such arrangements, agreements, relations, and/or goodwill would result in irreparable damages to Purchaser.

(b)

Seller agrees that, for a period of five (5) years from the Effective Date, neither Seller nor any employee, agent, representative or Affiliate of Seller shall, without the prior written consent of Purchaser, solicit any Employee.  Further, during the one (1) year period following the Effective Date, neither Seller nor any employee, agent, representative or Affiliate of Seller shall, without the prior written consent of Purchaser, hire any Employee unless such Employee is first terminated by Purchaser..  Seller further agrees that for a period of five (5) years from the Effective Date, neither Seller nor any employee, agent, representative or Affiliate of Seller shall, without the prior written consent of Purchaser, attempt to cause any Provider to terminate its relationship with Purchaser; provided that the parties acknowledge and agree that this Agreement shall not be violated if a Provider provides services whether as an employee, consultant or otherwise both at the Hospital and at another facility owed or operated by Seller or one of its Affiliates.

(c)

Notwithstanding anything to the contrary in Section 4(b), this Agreement shall not be breached by a solicitation to the general public or through general advertising; provided, that such advertising or solicitation is not aimed solely at Employees.

5.

Affiliates.  Seller acknowledges that it acts by and through its Affiliates and its employees, agents and other representatives and agrees that its Affiliates, employees, agents and other representatives shall also be bound by, and shall abide by, the restrictions set out herein. Seller hereby covenants and agrees to take all actions necessary to cause its Affiliates, employees, agents and other representatives to abide by the terms of this Agreement in the same manner as if such Affiliates, employees, agents and other representatives had been made a party hereto.  Upon Purchaser’s written request, Seller will exercise or assign to Purchaser, all rights and remedies which Seller has against any current or former officers, directors, employees, agents, representatives or Affiliates of Seller, to enforce any then effective contractual restrictions to the extent they relate to the Healthcare Business that would provide a remedy for breach of this Agreement by said individuals if they were directly subject to this Agreement.

6.

Remedies.

(a)

Seller acknowledges that the length of time and geographic restriction pertaining to the prohibitions contained herein are both reasonable and necessary for the legitimate protection of Purchaser following its acquisition of the Acquired Assets.  If any section of this Agreement, or any portion of any Section, shall be determined by any court of competent jurisdiction to be unenforceable, then such Section shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable, and the parties shall forthwith amend this Agreement to the extent required to render it enforceable.

(b)

Without limiting the remedies available to Purchaser, the parties acknowledge that a breach of any of the covenants contained herein will result in material irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof by Seller, Purchaser shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Seller from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants hereof without the necessity of posting any bond.

(c)

Seller shall be solely liable in connection with any breach by Seller, or by any employee, agent, representative or Affiliate of Seller, respectively, of the terms hereof, and shall not be liable on a joint and several basis for breaches by any other party hereto.  Seller also specifically acknowledges and agrees that Purchaser shall be entitled to seek monetary damages (other than consequential damages), attorneys’ fees, and other remedies at law for breaches of this Agreement in addition to any injunctive or other equitable relief.  The rights and remedies hereunder are cumulative and not alternative.

(d)

Nothing contained in this Agreement shall limit the use of patient-specific information necessary for Seller’s rendering of medical services to such patient.

7.

Waiver and Modification.  Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto.  The waiver of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia, excluding only its conflicts of laws principles.  The parties consent to the jurisdiction of the federal and state courts of the State of Georgia.

9.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given when delivered in person or transmitted by facsimile transmission or on receipt after dispatch by courier service, express, registered or certified mail addressed as follows:

If to Seller:

   Pacer Health Management Corporation of Georgia

   c/o Pacer Health Corporation

   7759 Northwest 146th Street

   Miami Lakes, Florida 33016

   Telecopy Number: (305) 828-2551

                                                                    Attention:  Rainier Gonzalez, CEO

Copy to Counsel:

Kirkland & Ellis LLP
  655 Fifteenth Street, N.W.
  Washington, D.C. 20005-5793

Telecopy Number: (202) 879-5200

Attention:  Martha Phillips, Esq.

If to Purchaser:

   Saint Joseph’s at East Georgia, Inc.

5665 Peachtree Dunwoody Road, NE
Atlanta, Georgia 30342

   Telecopy Number: (404) 851-7339

Attention: Kirk Wilson, President and CEO

            Copy to Counsel:

Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street

Atlanta, Georgia 30309
Telecopy Number:  (404) 881-7777
Attention: Pete November, Esq.

10.

Entire Agreement.  This Agreement and the other agreements expressly referred to herein constitute the entire understanding and agreement of the parties hereto regarding the subject matter hereof.

11.

Third-Party Beneficiary. Nothing contained in this Agreement is intended, nor shall, confer any rights or benefits upon any person other than Purchaser and its successors and assigns, who shall have the right to enforce this Agreement against Seller and their successors.

12.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures transmitted by facsimile shall be accepted as original signatures.

[SIGNATURES ON FOLLOWING PAGE; REMAINDER OF PAGE IS BLANK]

LEGAL02/30670503v2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

SAINT JOSEPH’S AT EAST GEORGIA, INC.

BY:

NAME:

TITLE:

SELLER:

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA

BY:

NAME:

TITLE:

[SIGNATURE PAGE TO RESTRICTIVE COVENANT AGREEMENT]